EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147957 on Form S-8 of our report dated March 1, 2010, relating to the financial statements and financial statement schedules of MidAmerican Energy Holdings Company, appearing in this Annual Report on Form 10-K of MidAmerican Energy Holdings Company for the year ended December 31, 2009.

/s/       Deloitte & Touche LLP

Des Moines, Iowa
March 1, 2010